LEASE AGREEMENT

PARTIES

THIS LEASE AGREEMENT made on November 1, 2012 between Bonham Associates Management, Ltd. (Landlord) and Kelso Technologies (USA), Inc. (Tenant) of 1430 Texas Avenue, Bonham, Texas 75418.

PREMISES

Landlord hereby leases to Tenant the premises described as:

LOCATION: 2525 N. Center Street, Bonham, Texas 75418

WAREHOUSE & OFFICE: 41,600 sq. ft. @ $2.50 per sq. ft. per year

TERM

This Lease shall be in effect for a term of 13 months, commencing on December 1st, 2012 and terminating on December 31st, 2013. Tenant has the option to renew the lease for an additional 12 months at the same rate by providing written notice 60 days prior to termination.

USE

Tenant warrants the leased Premises shall be used only for the purpose of storing railroad safety equipment.

RENT

Tenant shall pay the Landlord rent at the rate of $8,667 per month.

Rent is due on the 1st day of month. Tenant agrees to pay a security deposit equal to one month's rent.

Tenant will pay, as additional rent, a late charge of $250 for any rental payment not fully paid within 10 days of the due date.

COVENANTS AND AGREEMENTS

1. Tenant shall pay all utilities for the area which they occupy including but not limited to fuel, water, gas, and electric service.

2. Tenant will, at its expense, remove promptly all garbage and waste from the Premises.

3. Upon the termination of the Lease, Tenant will surrender the Premises to the Landlord in its present condition, reasonable use and wear accepted.

4. Tenant will make no alternations, additions, or improvements to the Premises without Landlords prior written approval.

5. Tenant will not cause or permit any waste or injury to the Premises or its fixtures.

6. Tenant will not assign this Lease, sublet, or allow any occupants other than Tenant for all or any part of the Premises without Landlords prior written consent.

7. Tenant shall comply with all laws including building, zoning, health codes and other applicable laws for the use of the Premises. Tenant will be responsible for all fines, penalties, and costs for any actual or threatened violation of such laws. Tenant will maintain necessary permits for occupancy.

8. Tenant shall not conduct business deemed illegal, hazardous, a nuisance or requiring an increase in fire insurance premiums.

9. Tenant will maintain exterior grounds, bathrooms and other facilities used by its personnel.

10. Landlord to provide HVAC and building fixtures in good working condition. Tenant to maintain at their expense all HVAC, utility systems, and building fixtures during the term of the lease.

11. Tenant will maintain throughout the term hereof, public liability insurance in the amount of $1,000,000 naming Bonham Associates Management, Ltd. as additional insured. A copy of the insurance certificate must be provided to the Landlord.

GENERAL

1. This Lease shall be binding upon both parties, their successors, executors, assigns, and administrators.

2. Tenant will indemnify and hold Landlord harmless from all loss, cost, or damage which may occur or be claimed as a result of the acts or omissions of the Tenant and its employees.

3. Any modification of this Lease must be in writing, signed by Landlord and Tenant.

______________________________ Date____________

Rakesh Narang, Bonham Associates Management, Ltd. (Landlord)

/s/ Neil Gambow Date 11/5/2012

Neil Gambow, President & CEO, Kelso Technologies (USA), Inc. (Tenant)